Exhibit 3.1

CONSTITUTION

OF

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT

PREAMBLE

We, The Mohegan Tribe of Indians of Connecticut answerable to our ancestors, in order to secure to ourselves and our descendants the management of our own affairs as a sovereign American Indian Nation, to ensure the maintenance of our basic human rights, to exercise our sovereign rights as a federally recognized Indian tribe, including the right of self-determination and self-governance, and to promote the general welfare of The Mohegan People, do hereby establish, adopt and proclaim this Constitution.

ARTICLE I—NAME

The name of this organization shall be The Mohegan Tribe of Indians of Connecticut(hereinafter “The Mohegan Tribe” or “The Tribe”) and the members thereof shall be known as The Mohegan Nation.

ARTICLE II—POWERS

The powers of The Mohegan Tribe shall include all of the inherent sovereign rights and powers of an independent, indigenous sovereign nation.

ARTICLE III—JURISDICTION

Section 1.    The jurisdiction of The Mohegan Tribe shall extend to all lands presently owned or leased by The Tribe, all trust lands of The Tribe, all lands hereinafter acquired by The Tribe, and all lands over which The Tribe has regulatory authority.

Section 2.    The Tribe’s jurisdiction shall extend to:

(a)  all persons who are currently enrolled as members of The Tribe;

(b)  all persons who make application to become enrolled as members of The Tribe prior to June 30, 1996, as provided in this Constitution and The Tribal Enrollment Ordinance, who are subsequently accepted as members of The Tribe; and

(c)  all other persons who may lawfully be subject to The Tribe’s jurisdiction.

ARTICLE IV—GOVERNING BODIES

Section 1.     The Mohegan Tribe shall be governed by The Mohegan People, and represented by a Tribal Council, consisting of nine tribal members, and a Council of Elders, consisting of seven tribal members, unless and until said number of members is increased through the enactment of a joint ordinance, approved by a majority of the Tribal Council and a majority of the Council of Elders.

Section 2.     Members of the Tribal Council and Council of Elders shall serve for four-year staggered terms, subject to the provisions of Article VI, Section 3.

Ratified by Tribal vote

April 12, 1996

Section 3.     Meetings of the Tribal Council shall be held and conducted as follows:

(a)  The Tribal Council shall hold regular meetings which shall be called by the Chair or upon written request of a majority of the members of the Tribal Council then in office.

(b)  Five (5) members of the Tribal Council then in office shall constitute a quorum for the transaction of any tribal business, and a majority of a quorum may make decisions except for those requiring a higher vote under this Constitution.

(c)  In conducting its business, the Tribal Council shall be governed by such rules as it may, in its discretion, adopt.

Section 4.    The Officers of the Tribal Council shall be elected in the following manner: At the first regular meeting at which the newly elected members of the Tribal Council convene following the first election after the adoption of the Amendment, the Tribal Council shall elect from among the membership of the Tribal Council a Chair, a Vice-Chair, a Recording Secretary, a Corresponding Secretary, and a Treasurer. Those members who are elected to these positions shall have such additional powers and duties as are hereinafter enumerated. Thereafter, at its first regular meeting following every general election, the newly constituted Tribal Council, including its newly-sworn members, shall fill, by majority vote, any officer positions vacated by incumbents whose terms expired. Incumbents winning re-election may be reappointed to officer positions only upon majority vote of the newly constituted Tribal Council.

Section 5.    Meetings of the Council of Elders shall be held and conducted as follows:

(a)  The Council of Elders shall hold regular meetings which shall be called by the Chair or upon written request of a majority of the members of the Elders then in office.

(b)  Five (5) members of the Elders then in office shall constitute a quorum for the transaction of any tribal business, and a majority of a quorum may make decisions except for those requiring a higher vote under this Constitution.

(c)  In conducting its business, the Elders shall be governed by such rules as it may, in its discretion, adopt.

Section 6.     The Officers of the Council of Elders shall be elected in the following manner: At the first regular meeting at which the newly elected members of the Council of Elders convene following the first election after adoption of this Amendment, the Elders shall elect from among the membership of the Council of Elders, a Chair, a Vice-Chair, a Secretary, and a Treasurer. Those Elders who are elected to these positions shall have such additional powers and duties as are hereinafter enumerated. Thereafter, at its first regular meeting following every general election, the newly constituted Council of Elders, including its newly-sworn members, shall fill, by majority vote, any officer positions vacated by incumbents whose terms expired. Incumbents winning re-election may be reappointed to officer positions only upon majority vote of the newly constituted Council of Elders.

Section 7.    The members of the Tribal Council and the members of the Council of Elders shall receive a compensation for their services.

Section 8.    The members of the Tribal Council and the members of the Council of Elders shall also be bonded, when legally required and/or deemed advisable, and the cost of such bonds shall be borne by The Tribe. The amount of the bonds shall be determined by the Tribal Council immediately upon adoption of this Constitution.1

ARTICLE V— MEMBERSHIP

Section 1.    The membership of The Mohegan Tribe/Mohegan Nation shall consist of the following persons:

[1]	Article IV, Sec. 2, Sec. 4, Sec. 5 and Sec 6, Amended by Tribal Vote September 6, 2003

Ratified by Tribal vote

April 12, 1996

(a)  All persons enrolled with the Mohegan Tribe as of May 11, 2002, as listed on the May 11, 2002 Mohegan Tribal Roll, as certified by the Council of Elders.

(b)  All persons born on or after May 11, 2001, who are lineal descendants of those persons listed on the May 11, 2002 Mohegan Tribal Roll.2

Section 2.    The persons identified in this Article V, Section 1, shall not be deprived of membership without their consent. Such a person may, however, be stripped of all rights and privileges attained by him or her as a result of his or her membership with The Mohegan Tribe, as provided for in The Tribal Enrollment Ordinance.

Section 3.    No person shall be entitled to become a member of The Mohegan Tribe if his or her name is listed on the official roll of any other tribe of American Indians. Additionally, any person whose name is listed on the official roll of any other tribe of American Indians after he or she becomes a member of The Mohegan Tribe of Indians may be stripped of all rights and privileges attained by him or her as a result of his or her membership with The Mohegan Tribe, as provided for in The Tribal Enrollment Ordinance.

Section 4.    Any person found to have committed fraud in attaining membership status with The Mohegan Tribe, including but not limited to the submission of falsified documents, shall have his or her “membership” deemed void and of no force and effect, as of the date that said status was previously conferred.

ARTICLE VI —ELECTIONS

Section 1.    In order to qualify for and seek election to a position on the Tribal Council, a person:

(a)  Must be at least 21 years of age prior to the date of the election;

(b)  Must be a registered voting member of The Tribe in good standing;

(c)  Must not have been convicted of any violation of The Tribal Election Ordinance; and

(d)  Must not have been convicted of either a felony or a misdemeanor involving moral integrity, such as forgery or bribery.

(e)  Subsection(d) of Article VI, Section 1 may be waived by a majority vote of the Council of Elders.

Section 2.    In order to qualify for and seek election to a position on the Council of Elders, a person:

(a)  Must be at least 55 years of age prior to the date of the election;

(b)  Must be a registered voting member of The Tribe in good standing;

(c)  Must not have been convicted of any violation of The Tribal Election Ordinance; and

(d)  Must not have been convicted of either a felony or misdemeanor involving moral integrity, such as forgery or bribery.

(e)  Subsection (d) of Article VI, Section 2 may be waived by a majority vote of the Council of Elders.

Section 3.    Council members in office as of the date of adoption of this Amendment shall serve the remainder of their terms unless vacancy/removal occurs pursuant to Article VIII. Following adoption of this Amendment, term lengths for the Tribal Council and Council of Elders shall be as follows:

(a)  The first regular election for members of the Council of Elders shall occur on the last Sunday in August, 2004, at which seven tribal members shall be elected. The four highest vote-getters shall serve a four-year term and the remaining three successful candidates shall serve a two-year term. In the event of a tie between successful candidates, lots shall be drawn to determine which successful candidate shall serve the shorter term. Terms shall begin on the first Monday in October following the elections.

[2]	Article V, Sec. I, Amended by Tribal Vote August 10, 2002

Ratified by Tribal vote

April 12, 1996

(b)  The first regular election for members of the Tribal Council shall occur on the last Sunday in August, 2005, at which nine tribal members shall be elected. The five highest vote-getters shall serve a four-year term and the remaining four successful candidates shall serve a two-year term. In the event of a tie between successful candidates, lots shall be drawn to determine which successful candidate shall serve the shorter term. Terms shall begin on the first Monday in October following the elections.

(c)  Beginning in 2006 and continuing every four years thereafter, regular elections for three positions of the Council of Elders shall be held on the last Sunday in August, and the newly members of the Council of Elders shall take office for a four-year term on the first Monday in October following the elections. Beginning in 2008 and continuing every four years thereafter, regular elections for four positions on the Council of Elders shall be held on the last Sunday in August, and the newly elected members of the Council of Elders shall take office for a four-year term on the first Monday in October following the elections.3

(d)  Beginning in 2007 and continuing every four years thereafter, regular elections for four positions on the Tribal Council shall be held on the last Sunday in August, and newly elected members of the Tribal Council shall take office for a four-year term on the first Monday in October following the elections. Beginning in 2009 and continuing every four years thereafter, regular elections for five positions on the Tribal Council shall be held on the last Sunday in August, and the newly elected members of the Tribal Council shall take office for a four-year term on the first Monday in October following the elections.

ARTICLE VII—VOTING

Section 1.    Any member of The Mohegan Tribe who attains the age of eighteen (18) shall be entitled to become a registered voter, pursuant to the procedures set forth in The Tribal Election Ordinance, and shall be entitled to vote in the next tribal election.

Section 2.    In each tribal election, every registered voting member shall be entitled to cast one vote for each elective position available.

Section 3.    All elections shall be by secret ballot and absentee ballots shall be allowed for registered voters. No votes in a tribal election, however, may be cast by proxy.

ARTICLE VIII—VACANCIES AND REMOVAL FROM OFFICE

Section 1.    If a vacancy occurs among the members of either the Tribal Council or the Council of Elders, and less than three months remain of the term of the vacating member, the Tribal Council shall appoint a successor to such position, who shall serve until the next regular tribal election when a subsequent successor is duly elected and seated.

Section 2.    If a vacancy occurs among the members of either the Tribal Council or the Council of Elders, and more than three months remain of the term of the vacating member, the Tribal Council shall cause to be held within sixty days a special tribal election for the purpose of filling the vacancy.

Section 3.    Where any member of the Tribal Council or the Council of Elders, during the term for which he or she is elected or appointed:

(a)  violates the provisions of this Constitution;

(b)  is convicted of a felony or misdemeanor involving moral integrity, such as forgery or bribery; or

[3]	Article VI, Sec. 3, Amended by Tribal Vote September 6, 2003

Ratified by Tribal vote

April 12, 1996

(c)  is absent from three consecutive regular meetings of the Tribal Council or the Council of Elders, unless such absence has been excused for good cause; he or she shall be subject to removal from office by action of the Tribal Council or the Council of Elders, provided that such removal shall be effective only after reasonable notice of the charges, an opportunity for the subject member to be heard, and upon approval by a majority of the members of the Council of Elders.

Section 4.    Any member of the Tribal Council or Council of Elders shall be removed from office if, at least three months prior to the expiration of his or her term, a recall election is held and a majority of the voters vote for removal of said person. The Tribal Council and/or the Council of Elders shall hold a recall election within sixty (60) days of its receipt of a recall petition bearing the signatures of at least forty percent (40%) of the registered voters in The Tribe, accompanied by a cover letter bearing the notarized signatures of at least three sponsors who are members of The Tribe and who are registered to vote in tribal elections. Said petition shall also be filed in accordance with any other procedures established by the Tribal Council and Council of Elders.4

Section 5.    The following rules shall govern the removal and/or vacancy of the officers of the Tribal Council:

(a)  If a vacancy occurs in the office of Chair, Vice-Chair, Recording Secretary, Corresponding Secretary or Treasurer, such vacancy may be filled by the Tribal Council through a subsequent election of one of its members to the office.

(b)  The Tribal Council may remove the Chair, Vice-Chair, Recording Secretary, Corresponding Secretary and/or Treasurer from office for cause, by a two-thirds ( 2/3) vote of the members of the Tribal Council then in office; the Tribal Council may not, however, terminate or affect an officer’s status as a member of the Tribal Council through such action. The Tribal Council shall prescribe in The Tribal Election Ordinance the specific methods by which removal from such offices may be carried out.

Section 6.    The following rules shall govern the removal and/or vacancy of the Officers of the Council of Elders:

(a)  If a vacancy occurs in the office of Chair, Vice-Chair, Secretary or Treasurer, such vacancy may be filled by the Council of Elders through a subsequent election of one of its members to the office.

(b)  The Council of Elders may remove the Chair, Vice-Chair, Secretary and/or Treasurer from office for cause by a two-thirds ( 2/3) vote of the members of the Council of Elders then in office; the Council of Elders may not, however, terminate or affect an officer’s status as a member of the Council of Elders through such action. The Council of Elders shall prescribe in The Tribal Election Ordinance the specific methods by which removal from such offices may be carried out.

ARTICLE IX—POWERS AND DUTIES OF THE TRIBAL COUNCIL

Section 1.    All legislative and executive powers of The Mohegan Tribe not granted to the Council of Elders shall be vested in the Tribal Council and shall be exercised in accordance with this Constitution and laws of the United States applicable to Indian tribes, provided, that legislative and executive actions taken prior to the effective date of this Constitution shall remain in effect unless and until changed by the subsequent action of the Tribal Council or until any such action expires of its own terms.

Section 2.    The powers of the Tribal Council shall include all executive and legislative powers reasonable and necessary to achieve the tribal goals recited in the Preamble hereof, and shall further specifically include, but not be limited to, the following powers:

(a)  To negotiate with and to approve or disapprove contracts or agreements with tribal, foreign, federal, state, or local governments, with private persons or with corporate bodies;

[4]	Article VIII, Section 4, Amended by Tribal Vote September 6, 2003

Ratified by Tribal vote

April 12, 1996

(b)  To approve or disapprove any sale, disposition, lease or encumbrance of tribal lands, interests in land, tribal funds or other tribal assets or resources with or without advertisement for any period not in excess of the period provided for by federal law;

(c)  To establish procedures for the conduct of all tribal government and business operations except where elsewhere precluded in this Constitution;

(d)  To advise the Secretary of the Interior with regard to all appropriation estimates of the Department of the Interior which are submitted for the benefit of The Mohegan Tribe of Indians of Connecticut prior to the submission of such estimates to the Office of Management and Budget or to Congress;

(e)  To employ and pay legal counsel for The Mohegan Tribe, subject to the approval of the Secretary of the Interior to the extent that such approval is required by federal law;

(f)  To appropriate available tribal funds for the benefit of The Tribe;

(g)  To approve or disapprove operating budgets submitted by the Tribal Chair;

(h)  To review the budget submitted annually by the Council of Elders and, in the event that said budget is approved by a majority of the members of the Tribal Council, to allocate the funds called for by said budget;

(i)  To approve or disapprove allocations or disbursements of tribal funds (or grant or contract funds under the administrative control of The Tribe) not specifically appropriated or authorized in a budget approved by the Tribal Council;

(j)  To establish and enforce rules, consistent with applicable federal statutes and the applicable regulations of the Secretary of the Interior, for the management of tribal lands, including but not limited to, the making and revocation of assignments, and the disposition of timber, oil, and mineral resources;

(k)  To create, or to provide by ordinance for the creation of organizations, including public and private corporations, for any lawful purpose, which may be nonprofit or profit-making, and to regulate the activities of such organizations by ordinance;

(l)  To promote and protect the health, peace, morals, education, and general welfare of The Tribe and its members;

(m)  To borrow money from any source whatsoever without limit as to amount, and on such terms and conditions and for such consideration and periods of time as the Tribal Council shall determine; to use all funds thus obtained to promote the welfare and betterment of The Tribe and its members; to finance tribal enterprises; or to lend money thus borrowed;

(n)  To establish and enforce all ordinances governing tribal members, including, but not limited to, ordinances regarding tribal elections, ordinances establishing the civil and criminal jurisdiction of The Mohegan Tribal Court System, ordinances delineating the civil and criminal laws of The Mohegan Tribe, and ordinances providing for the maintenance of law, order and the administration of justice within The Mohegan Indian Reservation;

(o)  To establish a tribal court system, defining the powers and duties of that court system;

(p)  To regulate wholesale, retail, commercial or industrial activities on tribal lands;

(q)  To establish a basic departmental structure for the executive branch of the tribal government; and to establish governmental sub-divisions and agencies and delegate appropriate powers to such subdivisions and agencies;

(r)  To establish policies relating to tribal economic affairs and enterprises in accordance with this Constitution;

(s)  To levy and collect taxes and raise revenue to meet with needs of The Tribe or to support tribal government operations;

Ratified by Tribal vote

April 12, 1996

(t)  To pass any ordinances and resolutions necessary or incidental to the exercise of any of the foregoing powers and duties; to waive the sovereign immunity of The Tribe subject to such limitations and restrictions on the extent and enforcement thereof as the Tribal Council may determine; and to adopt and to do such acts of a governmental and/or public nature as are not prohibited by applicable laws or by this Constitution.

Section 3.    The powers and duties of the Chair of the Tribal Council shall include, but not be limited to, the following:

(a)  To serve as the chief executive officer of The Tribe and as head of the executive branch of the tribal government;

(b)  To carry out the policies established by the Tribal Council through its passage of any ordinances and resolutions necessary or incidental to the exercise of any of the powers and duties enumerated in Article IX above, and to be accountable to the Council to see that said policies are faithfully executed;

(c)  To negotiate, execute and carry out contracts or agreements with tribal, foreign, federal, state, and local governments, private persons, or corporate bodies, provided, that such contracts and agreements shall not be valid unless and until approved by the Tribal Council;

(d)  To manage, administer and direct the operation of tribal programs, activities, and services and to report to the Tribal Council the status of each program at least annually;

(e)  To direct the preparation of budgets, budget estimates and financial reports for submission to or at the direction of the Tribal Council;

(f)  To assure the proper receipt, deposit, disbursement, and accounting of all funds (or funds under control of The Tribe) consistent with this Constitution and such policies as may be established by the Tribal Council;

(g)  To provide for the protection and maintenance of the property, equipment, and official records of The Tribe;

(h)  To provide for enforcement of the rules, regulations, and ordinances enacted by the Tribal Council;

(i)  To preside over the meetings of the Tribal Council; and

(j)  To exercise such additional powers as are necessary or incidental to the performance of the powers and duties enumerated above.

Section 4.    In the absence of the Chair, it shall be the Vice-Chair’s duty and responsibility to preside over the Tribal Council meetings. The Vice-Chair of the Tribal Council shall assist the Chair when called upon to do so and shall maintain a current list of members of The Mohegan Tribe.

Section 5.    The Recording Secretary shall ensure that a full and complete record of all transactions of the Tribal Council and Tribal meetings are kept, and shall submit promptly to the Chair all copies of the minutes, resolutions adopted, and ordinances passed at all meetings of the Tribal Council.

Section 6.    The Corresponding Secretary shall be responsible for all correspondence issued by the Tribal Council, and shall be responsible for communicating all appropriate information from the Tribal Council to other members of The Mohegan Tribe and/or to the Tribal Administration.

Section 7.    The Treasurer shall cause to be audited all tribal funds and accounts at least once per year, and at such other times as requested by the Tribal Council or by any other lawful authority, and shall be the custodian of the liquid assets of The Mohegan Tribe. Additionally:

(a)  Unless otherwise provided, the Treasurer and Chair shall sign and approve all disbursements of tribal funds or grant or contract funds under the administrative control of The Tribe.

Ratified by Tribal vote

April 12, 1996

(b)  The Treasurer shall be included in the membership of any committee established by the Tribal Council, at least insofar as budgetary and financial matters are concerned.

Section 8.    The Tribal Council may authorize the formation of committees to carry out its duties, as it deems necessary and proper. A committee of the Tribal Council shall be defined as a body of one or more persons appointed or elected by the Tribal Council to consider or investigate or take action in regards to those matters assigned to it by the Tribal Council. Tribal Council committees are subordinate to the Tribal Council, who shall delegate authority to each committee at its discretion, and who shall define the duties, membership and quorum for each committee.

ARTICLE X—POWERS & DUTIES OF THE COUNCIL OF ELDERS

Section 1.    All judicial review powers of The Mohegan Tribe not exercised by the Gaming Disputes Court shall be vested in the Council of Elders, and in such subordinate commissions and/or courts as the Tribal Council may from time to time ordain and establish. The Council of Elders shall exercise its judicial review powers in accordance with this Constitution and the laws of the United States applicable to Indian tribes, provided that judicial actions taken prior to the effective date of this Constitution shall remain in effect unless and until changed by the subsequent action of the Council of Elders or until any such action expires of its own terms.

Section 2.    The powers of the Council of Elders shall include all judicial review powers reasonable and necessary to achieve the tribal goals recited in the Preamble hereof, and shall further specifically include, but not be limited to, the following powers:

(a)  To rule over cases and controversies arising under this Constitution and arising under all laws of The Mohegan Tribe but not to issue advisory opinions or decisions in cases which are moot;

(b)  To appoint from within their body member(s) to serve in the capacity of “Justice of the Peace”;

(c)  To provide traditional Mohegan names to tribal members;

(d)  To appoint and define all religious and ceremonial positions, including but not limited to the Medicine Person, Chief or Sachem, Pipe Carrier, Tribal Historian, Sagamores, Nonners, Fire Keepers, etc.; the persons so appointed to said positions shall act under the supervision of, and subject to the removal by, the Council of Elders, and shall fulfill their respective duties in accordance with traditional Mohegan customs and traditions;

(e)  To advise the Tribal Council in all matters related to tribal culture;

(f)  To allocate within its budget the amounts deemed necessary for the advice and assistance of legal counsel, and to exercise its discretion in determining when to seek the advice and assistance of said counsel;

(g)  To appropriate available tribal funds for the benefit of The Tribe, up to the amount allocated by the Tribal Council in the annual budget of the Council of Elders;

(h)  To establish and enforce rules of tribal custom, consistent with applicable federal statutes and the applicable regulations of the Secretary of the Interior, for the management of tribal society, including but not limited to, the conduct of tribal ceremonies and rituals;

(i)  To promote and protect the health, peace, morals, and general welfare of The Tribe and its members, and to establish traditional policies regarding education of tribal members;

(j)  To establish and enforce ordinances governing tribal membership and enrollment;

(k)  To recommend and submit for a vote, as it deems necessary and wise, amendments to this Constitution, as prescribed in Article XVI and XVII; and

Ratified by Tribal vote

April 12, 1996

(l)  To entertain recommendations from other tribal members regarding amendments to this Constitution, and to submit said recommendations to a tribal vote, as prescribed in Article XVI and Article XVII.

Section 3.    The powers and duties of the Chair of the Council of Elders shall include, but not be limited to, the following powers:

(a)  To carry out the policies established by the Council of Elders through its passage of any ordinances and resolutions necessary or incidental to the exercise of any of the powers and duties enumerated in Article X above, and to be accountable to the Council of Elders to see that said policies are faithfully executed;

(b)  To manage, administer and direct the operation of tribal cultural programs, activities, and services and to report to the Tribal Council the status of each program at least annually;

(c)  To direct the preparation of budgets, budget estimates and financial reports for submission to or at the direction of the Tribal Council;

(d)  To assure the proper receipt, deposit, disbursement, and accounting of all funds (or funds under control of The Tribe) consistent with this Constitution and such policies as may be established by the Council of Elders;

(e)  To provide for the protection and maintenance of the property, equipment, and official records of the Council of Elders;

(f)  To provide for enforcement of the rules, regulations, and ordinances enacted by the Council of Elders;

(g)  To preside over the meetings of the Council of Elders; and

(h)  To exercise such additional powers as are necessary or incidental to the performance of the powers and duties enumerated above.

Section 4.    In the absence of the Chair, it shall be the Vice-Chair’s duty and responsibility to preside over the meetings of the Council of Elders. The Vice-Chair of the Council of Elders shall also assist the Chair when called upon to do so.

Section 5.    The Council of Elders may authorize the formation of committees to carry out its duties, as it deems necessary and proper. A committee of the Council of Elders shall be defined as a body of one or more persons appointed or elected by the Elders to consider or investigate or take action in regards to those matters assigned to it by the Elders. Committees of the Council of Elders are subordinate to the Council of Elders, who shall delegate authority to each committee at its discretion, and who shall define the duties, membership and quorum for each committee.

ARTICLE XI—INDIVIDUAL RIGHTS OF TRIBAL MEMBERS

Section 1.    The Mohegan Tribe, in exercising its powers of self-government, shall make no law inconsistent with The Indian Civil Rights Act of 1968(25 U.S.C. §§1301-1303; 82 Stat. 77), which requires that the Tribe not:

(a)  Make or enforce any law prohibiting the free exercise of religion, or abridging the freedom of speech, or of the press, or the right of the people peaceably to assemble and to petition for a redress of grievances;

(b)  Violate the right of the people to be secure in their persons, houses, papers, and effects against unreasonable searches and seizures, nor issue warrants, but upon probable cause, supported by oath or affirmation, and particularly describing the place to be searched and the person or thing to be seized;

Ratified by Tribal vote

April 12, 1996

(c)  Subject any person for the same offense to be twice put in jeopardy;

(d)  Compel any person in any criminal case to be a witness against himself;

(e)  Take any private property for a public use without just compensation;

(f)  Deny to any person in a criminal proceeding the right to a speedy and public trial, to be informed of the nature and cause of the accusation, to be confronted with the witnesses against him; to have compulsory process for obtaining witnesses in his favor; and, at his own expense, to have the assistance of counsel for his defense;

(g)  Require excessive bail, impose excessive fines, inflict cruel and unusual punishments, and in no event impose for conviction of any one offense any penalty or punishment greater than imprisonment for a term of one (1) year or a fine of $5,000.00, or both;

(h)  Deny to any person within its jurisdiction the equal protection of its laws or deprive any person of liberty or property without the process of law;

(i)  Pass any bill of attainder or ex post facto law;

(j)  Deny to any person accused of any offense punishable by imprisonment, the right, upon request, to a trial by jury of not less than six persons; or

(k)  Prohibit any person from testing the legality of his detention, by order of The Mohegan Tribal Court, by petitioning for a writ of habeas corpus in a court of the United States.

Section 2.    In the event that the Indian Civil Rights Act of 1968 is amended in the future, the Tribal Council may, through legislative action, provide that said amendment shall be deemed a part of this Constitution without the need to adopt formal amendments to this Constitution.

ARTICLE XII—RIGHT TO PETITION

Section 1.    The members of The Tribe reserve to themselves the power to propose ordinances and resolutions and to enact or reject the same at the polls independent of the Tribal Council upon petition of thirty-five (35) of the registered voters within seven (7) days of such action.

Section 2.    Forty percent (40%) of the registered voters shall

(a)  have the right by petition to initiate and propose amendments to this Constitution and to propose ordinances and resolutions; and

(b)  have the right by petition to force the conduct of a referendum on any subject of concern to the members of The Tribe, excepting the question of recall of the elected tribal officials which shall be governed by the provisions of Article VIII.

Section 3.    Upon receipt of a petition for an initiative or referendum election, the Tribal Council shall, after ascertaining that forty percent (40%) of the registered voters have signed the petition, cause to be held an election on the question within sixty days of receipt of said petition.

Section 4.    Any measure referred to the tribal members by initiative or by referendum shall take effect and be in force when approved by a majority of the votes cast in such election.

Section 5.    Referendum or initiative petitions filed under this Article shall be accompanied by a cover letter bearing the notarized signatures of at least three sponsors who are members of The Tribe and who are registered to vote in tribal elections, and filed in accordance with any other procedures established by the Tribal Council.

Ratified by Tribal vote

April 12, 1996

ARTICLE XIII—TRIBAL GAMING AUTHORITY AMENDMENT

Section 1.    Creation of Gaming Authority.    All governmental and proprietary powers of The Mohegan Tribe over the development, construction, operation, promotion, financing, regulation and licensing of gaming, and any associated hotel, associated resort or associated entertainment facilities, on tribal lands (collectively, “Gaming”) shall be exercised by the Tribal Gaming Authority, provided that such powers shall be within the scope of authority delegated by the Tribal Council to the Tribal Gaming Authority under the ordinance establishing the Tribal Gaming Authority. Leases and other encumbrances granted by the Tribal Gaming Authority for Gaming development and financing shall be deemed to be for governmental purposes and may be for periods not to exceed 50 years. The Tribal Council shall, by ordinance, establish the Tribal Gaming Authority, which shall oversee, regulate, prudently hold and manage all of the Gaming assets of The Mohegan Tribe. The Tribal Gaming Authority shall have the power to grant a limited waiver of sovereign immunity as to Gaming matters, to contracts relating to Gaming, to the revenues of the Tribal Gaming Authority, to the assets within the control of the Tribal Gaming Authority, and as otherwise authorized by the Tribal Council, but shall have no such right as to other tribal revenues, assets or powers. Nothing contained in this Section shall limit the power of the Tribal Council to waive the sovereign immunity of The Mohegan Tribe as to Gaming or other matters, or with respect to other tribal revenues or assets. The Tribal Gaming Authority shall have the power to enter into contractual relationships which bind The Mohegan Tribe, provided that such contracts shall be within the scope of authority delegated by the Tribal Council to the Tribal Gaming Authority. Contracts of the Tribal Gaming Authority shall be the law of The Mohegan Tribe and shall be specifically enforceable in accordance with their terms. To the extent that tribal law does not otherwise govern a dispute, the Gaming Disputes Court may apply relevant provisions of Connecticut law. The Tribal Gaming Authority shall have the authority to submit disputes to arbitration. The Tribal Gaming Authority shall have the authority to stipulate for judgment before the Gaming Disputes Court created by Section 2 of this Article. Any stipulation for judgment made by the Tribal Gaming Authority shall be binding on The Mohegan Tribe, the Tribal Gaming Authority and upon the Gaming Disputes Court, provided that such stipulation is within the scope of authority delegated by the Tribal Council to the Tribal Gaming Authority. The Gaming Disputes Court shall grant the relief so stipulated upon a finding that all conditions for granting such relief expressly set forth in such stipulation have been met.

Section 2.    Creation of Gaming Disputes Court.    The Tribal Council shall establish by ordinance, the Gaming Disputes Court, which shall be composed of a Trial Branch and an Appellate Branch. Exclusive jurisdiction for the Tribe over disputes arising out of or in connection with the Gaming, the actions of the Tribal Gaming Authority, or contracts entered into by The Mohegan Tribe or the Tribal Gaming Authority in connection with Gaming, including without limitation, disputes arising between any person or entity and the Tribal Gaming Authority, including customers, employees, or any gaming manager operating under a gaming management agreement with the Tribal Gaming Authority, or any person or entity which may be in privity with such persons or entities as to Gaming matters shall be vested in the Gaming Disputes Court. Notwithstanding the provisions of Article X of this Constitution, the Gaming Disputes Court shall also have exclusive jurisdiction to determine all controversies arising under this Constitution which in any way relate to Gaming.

2.1    Procedures.    The Gaming Disputes Court shall have the power to enact reasonable rules of procedure. The Gaming Disputes Court may, in its discretion, receive evidence and adjudicate controversy de novo. All proceedings of the Gaming Disputes Court shall be conducted in the state of Connecticut, and shall be open to the public, absent a finding that justice otherwise requires.

2.2    Remedies.    Nothing in this Article XIII shall preclude or modify the effect of any arbitration mechanism or other dispute resolution mechanism in any agreement otherwise within the jurisdiction of the Gaming Disputes Court. The Gaming Disputes Court shall have full jurisdiction and authority to compel arbitration, to enforce any arbitration order or other dispute resolution mechanism provision and to mandate any remedy which the Gaming Disputes Court finds justice may require. All findings and orders of the Gaming Disputes Court shall be in writing. In the event that either party to a contract which provides for arbitration seeks an order from the Gaming Disputes Court to compel such arbitration, the Gaming Disputes Court shall not

Ratified by Tribal vote

April 12, 1996

review the merits of the dispute, but shall order the parties to arbitrate; all questions of the enforceability of the agreement to arbitrate, or an obligation to arbitrate the dispute in question, being for the arbitrators to decide.

2.3    Appointment of Judges.    The Tribal Council shall appoint the Judges of the Gaming Disputes Court. The Tribal Council shall, within thirty days of the adoption of this Article XIII, appoint a minimum number of four Judges for the Gaming Disputes Court. At any time said number of judges falls below four, the Tribal Council shall within thirty days, appoint such additional judges as necessary to restore the minimum number to four judges. If the Tribal Council fails to restore the minimum pool of four within said thirty days, the remaining Judges shall appoint the judges necessary to restore the number to four judges. All judges shall be selected from a publicly available list of eligible retired federal judges or Connecticut Attorney Trial Referees duly appointed by the Chief Justice of the Connecticut Supreme Court pursuant to Connecticut General Statute §52-434(a)(4), as amended from time to time, who remain licensed and qualified to practice law in the State of Connecticut, each of whom:

(a)  Has never been convicted of a felony or any gaming offense;

(b)  Is not a member of the Tribal Council, or a relative of any such member by blood, marriage, or operation of law;

(c)  Is of sound mind, trustworthy, and of good moral character;

(d)  Is able to determine in what cases he or she will be disqualified and is willing to disqualify himself or herself;

(e)  Is capable of carrying out the duties of the office, including staff administration and supervision, and

(f)  Is willing to commit, upon public oath of affirmation, to uphold this Constitution and to fairly and impartially adjudicate all matters before the Gaming Disputes Court.

2.4    Appeals.    Appeals from any decision of the Trial Branch shall be heard by three Judges in the Appellate Branch. Decisions of the Appellate Branch shall be final. There shall be no further right of appeal within the Tribal Court.

2.5    Compensation.    Judges of the Gaming Disputes Court shall be compensated by the Tribal Council in amounts appropriate to the duties and responsibilities of the office, which compensation shall not be diminished during a judge’s continuation in office. The Gaming Disputes Court shall have the power to take appropriate action to enforce this subsection.

2.6    Recall and Discipline.    After appointment, Judges of the Gaming Disputes Court shall be subject to discipline and removal for cause pursuant to the Rules of the Court.

Section 3.    Amendments.    Amendments of the ordinances establishing the Tribal Gaming Authority and the Gaming Disputes Court shall require the vote of two-thirds of the members of the Tribal Council, ratified by a two-thirds majority of all votes cast, with at least 40% registered voters voting, in a special tribal meeting called for that purpose by the Tribal Chair. Prior to the enactment of any such amendment by the Tribal Council, any non-tribal party shall have the opportunity to seek a ruling of the Appellate Division of the Gaming Disputes Court that the proposed amendment would constitute an impermissible impairment of contract.

Notwithstanding the provisions of Articles XVI and XVII, amendments to this Article XIII shall require a two-thirds majority of all votes cast, with at least 40% registered voters voting, in a special election called for that purpose by the Tribal Chair. Prior to the adoption of any such constitutional amendment, any non-tribal party shall have the opportunity to seek a ruling of the Appellate Division of the Gaming Disputes Court that the proposed amendment would constitute an impermissible impairment of contract.

Ratified by Tribal vote

April 12, 1996

Notwithstanding any other provision of this Constitution, amendments to subsection 2.3 of Article XIII and to Article XIV shall require the affirmative vote of 75% of all registered voters of The Mohegan Tribe.

This Section 3 shall have no force or effect during any period in which no indenture or other contract binding on The Tribe or the Tribal Gaming Authority is outstanding or in effect which recites that it is entered into in reliance on this Section 3.

Section 4.    Indian Civil Rights Act.    Nothing in this Article XIII or any other provisions of this Constitution, or any other provision of tribal law shall foreclose or limit any right any person may otherwise have to bring an action in a court of competent jurisdiction to protect a right or seek a remedy otherwise available pursuant to the Indian Civil Rights Act, 25 U.S.C. §1301 et seq.

ARTICLE XIV—NON-IMPAIRMENT OF CONTRACTS

The Tribe shall enact no law impairing the obligations of contracts entered into in furtherance of development, construction, operation, and promotion of Gaming on tribal lands. Neither the Tribal Council nor any committee, agency, board or other official body, and no officer or official of The Tribe shall, by exercise of the police power or otherwise, act to modify, amend, or in any manner impair the obligations of contracts entered into by the Tribal Council or the Tribal Gaming Authority or other parties in furtherance of the financing, development, construction, operation, or promotion of Gaming on tribal lands without the written consent of the non-tribal parties to such contract. Any such action or attempted action shall be void ab initio. (Const. Amd., 7-15-95).

ARTICLE XV—REPEAL AND SAVINGS CLAUSE

In the event that any sentence, paragraph, section, or article of this Constitution is subsequently held invalid by a court of competent jurisdiction, the remainder of this Constitution shall remain valid and in full force and effect.

ARTICLE XVI—ADOPTION

Except as provided for in Article XIII and Article XIV, this Constitution shall take effect if and when adopted by a majority of all votes cast, where at least thirty percent (30%) of the registered voters of The Tribe have voted, in a special election called for that purpose by the Tribal Chair.

ARTICLE XVII—AMENDMENT

Except as provided for in Article XIII and Article XIV, this Constitution may be amended in the same manner as that set forth in Article XVI, provided that the Chair of the Tribal Council shall call an election to amend the Constitution as requested by the Council of Elders. Such election shall be called by the Chair of the Tribal Council within forty-five (45) days of the request of the Council of Elders and shall be completed within ninety (90) days of the request of the Council of Elders.5

[5]	Article XVII Amended by Tribal Vote September 6, 2003

Ratified by Tribal vote

April 12, 1996